TERMS AGREEMENT
January 22, 1999
TOLL CORP.

TOLL BROTHERS, INC.
3103 Philmont Avenue
Huntingdon Valley, PA  19006

Dear Sirs:

       We understand that Toll Corp., a Delaware corporation ("the "Issuer"), proposes to issue and sell $170,000,000 aggregate principal amount of its debt securities (the "Underwritten Securities"), to be guaranteed by Toll Brothers, Inc. (the "Guarantor"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Salomon Smith Barney Inc. offers to purchase 90% of the Underwritten Securities and Warburg Dillon Read LLC offers to purchase 10% of the Underwritten Securities. The Closing Date shall be January 27, 1999, at 10:00 a.m., at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York.

     All of the provisions contained in the Underwriting Agreement Basic Provisions of the Issuer and the Guarantor (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

       The Underwritten Securities shall have the following terms:

Title: 8 1/8% Senior Subordinated Notes due 2009.
Maturity: February 1, 2009.
Interest Rate: 8 1/8%.
Interest payment dates: February 1 and August 1 of each year, commencing
  August 1, 1999.
Interest will accrue from January 27, 1999.
Interest record dates: January 15 and July 15.

Redemption provisions:

       The Underwritten Securities may be redeemed at the option of the Issuer, in whole or in part, at any time on or after February 1, 2004, at the redemption prices (together with accrued and unpaid interest) set forth below, if redeemed during the 12-month period beginning February 1 of the following years:

                Years                             Percentage
                -----                             ----------
                2004 ...........................   104.063%
                2005 ...........................   102.708%
                2006 ...........................   101.354%
                2007 and thereafter ............   100.000%

Purchase Price: 99.158% of the principal amount thereof.
Public Offering: At the market.

Additional Terms:

       The Issuer and the Guarantor will be subject to the same covenants contained in the 7 3/4% Senior Subordinated Notes of the Issuer and as set forth in the Prospectus Supplement.

       The Notes and the Guarantee will be subordinated in right of payment to Senior Indebtedness of the Issuer and Senior Indebtedness of the Guarantor, respectively, as set forth in the Prospectus Supplement and the accompanying Prospectus.

       For a period of 90 days from the date hereof, each of the Issuer and the Guarantor agree not to sell or otherwise dispose of any Debt Securities to the public without the Underwriters' prior written consent. For the avoidance of doubt, for the purpose of this paragraph, the term "Debt Securities" shall not include any indebtedness incurred to a Bank or indebtedness assumed in the acquisition of the Silverman Companies. The obligations of the several Underwriters to purchase and pay for the Notes are subject to the condition that subsequent to the date of this Terms Agreement, there shall not have been any decrease in the rating, or change in outlook, of any of the Guarantor's debt securities by Moody's Investors Service, Inc. or Standard & Poor's Corporation or any notice given of any intended or potential decrease in any such rating or outlook.

       The Issuer and the Guarantor agree that the Chief Financial Officer of the Guarantor will participate, as mutually agreed, in either "road shows" or conference calls for not more than two days in order to facilitate the distribution of the Underwritten Securities upon reasonable request of the Underwriters.

       Please accept this offer no later than 11:00 a.m. on January 22, 1999, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.


                                             Very truly yours,


                                             SALOMON SMITH BARNEY INC.

                                             By:/s/ Richard L. Moriarty
                                                -----------------------------
                                               Name: Richard L. Moriarty
                                               Title: Managing Director


                                             WARBURG DILLON READ LLC

                                             By: /s/ Warren M. Eckstein
                                                ------------------------------
                                                 Name: Warren M. Eckstein
                                                 Title: Managing Director


Accepted
TOLL CORP.

By: /s/ Joseph R. Sicree
   -----------------------------
   Name: Joseph R. Sicree
   Title: Vice President


TOLL BROTHERS, INC.

By: /s/ Joseph R. Sicree
   -----------------------------
   Name: Joseph R. Sicree
   Title: Vice President